Exhibit 5.1

December 23, 2015

Ladies and Gentlemen:

I am Senior Vice President, Secretary and General Counsel of Overseas Shipholding Group, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 40,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Common Stock”), which may be issued by the Company pursuant to the Overseas Shipholding Group, Inc. Management Incentive Compensation Plan (the “Management Plan”) and the Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan (the “Director Plan” and, together with the Management Plan, the “Plans”).

I, or persons under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I or such persons have deemed necessary or appropriate for the purposes of this opinion and have concluded such other investigations of fact and law as I or such persons have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that have been examined are genuine. This opinion is limited solely to matters governed by the General Corporation Law of Delaware, and I express no opinion with respect to any other laws. Insofar as this opinion relates to Common Stock to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as those in effect on the date hereof.

Based upon the foregoing and subject to the limitations set forth herein, I am of the opinion that the shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ James D. Small III
James D. Small III
Senior Vice President, Secretary and General Counsel